Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen Weeks and Thirty-nine Weeks Ended October 1, 2011

Warren, MI – October 27, 2011 – Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen weeks and thirty-nine weeks ended October 1, 2011.

For the thirteen weeks ended October 1, 2011, operating revenues increased 19.9%, or $31.1 million, to $187.5 million from $156.5 million for the thirteen weeks ended October 2, 2010, and our operating ratio improved 150 basis points to 95.5% for the thirteen weeks ended October 1, 2011 from 97.0% for the thirteen weeks ended October 2, 2010. Included in operating revenues are fuel surcharges of $23.3 million and $13.8 million for the thirteen weeks ended October 1, 2011 and October 2, 2010, respectively. Income from operations increased by 80.9%, or $3.8 million, to $8.4 million for the thirteen weeks ended October 1, 2011 from $4.7 million for the thirteen weeks ended October 2, 2010, and net income increased by $2.5 million, to $5.4 million, or $0.35 per basic and diluted share, for the thirteen weeks ended October 1, 2011, from $2.9 million, or $0.18 per basic and diluted share, for the thirteen weeks ended October 2, 2010.

Universal’s truckload revenue for the thirteen weeks ended October 1, 2011 increased by 16.8% to $110.9 million from $95.0 million in the corresponding period of 2010. Included in truckload revenue for the thirteen weeks ended October 1, 2011 is $2.8 million of revenue from our acquisition completed in the first quarter of 2011. Brokerage revenue for the thirteen weeks ended October 1, 2011 increased by 24.0% to $48.6 million from $39.2 million in the corresponding period of 2010. Included in brokerage revenue for the thirteen weeks ended October 1, 2011 is $0.3 million of revenue from our acquisition completed in the first quarter of 2011. Intermodal revenue for the thirteen weeks ended October 1, 2011 increased by 25.9% to $28.1 million from $22.3 million in the corresponding period of 2010.

For the thirty-nine weeks ended October 1, 2011, operating revenues increased 16.7%, or $75.3 million, to $525.1 million from $449.8 million for the thirty-nine weeks ended October 2, 2010, and our operating ratio improved 120 basis points to 96.5% for the thirty-nine weeks ended October 1, 2011 from 97.7% for the thirty-nine weeks ended October 2, 2010. Included in operating revenues are fuel surcharges of $66.2 million and $40.1 million for the thirty-nine weeks ended October 1, 2011 and October 2, 2010, respectively. Income from operations increased by 80.2%, or $8.2 million, to $18.4 million for the thirty-nine weeks ended October 1, 2011 from $10.2 million for the thirty-nine weeks ended October 2, 2010, and net income increased by $2.7 million, to $12.3 million, or $0.79 per basic and diluted share, for the thirty-nine weeks ended October 1, 2011, from $9.6 million, or $0.60 per basic and diluted share, for the thirty-nine weeks ended October 2, 2010. Included in net income for the thirty-nine weeks ended October 1, 2011 were $0.6 million, or $0.04 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale compared to $3.2 million, or $0.20 per basic and diluted share, during the thirty-nine weeks ended October 2, 2010.

Universal’s truckload revenue for the thirty-nine weeks ended October 1, 2011 increased by 14.6% to $319.0 million from $278.2 million in the corresponding period of 2010. Included in truckload revenue for the thirty-nine weeks ended October 1, 2011 is $6.7 million of revenue from our acquisitions completed since the first quarter of 2011. Brokerage revenue for the thirty-nine weeks ended October 1, 2011 increased by 19.9% to $127.6 million from $106.3 million in the corresponding period of 2010. Included in brokerage revenue for the thirty-nine weeks ended October 1, 2011 is $0.3 million of revenue from our acquisitions completed since the first quarter of 2011. Intermodal revenue for the thirty-nine weeks ended October 1, 2011 increased by 20.5% to $78.6 million from $65.2 million in the corresponding period of 2010.

“In terms of earnings, third quarter has proved to be our best quarter of the year”, stated Universal’s President and CEO Don Cochran. “Strong demand in all of our core businesses, compounded with continued rate improvements, has pushed revenues higher than we’ve seen in several quarters. We are also pleased with the progress and integration of our recent acquisitions, and look forward to their continued improved performance. Our agents, independent contractors and employees experienced the best conditions we have had in quite some time.”

Universal Truckload Services, Inc. is primarily an asset light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services, which allow us to supplement our capacity and provide our customers with transportation of freight not handled by our owner-operators, and full service international freight forwarding and customs house brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Operating revenues:
Truckload	$110,896	$94,980	$319,007	$278,246
Brokerage	48,588	39,186	127,558	106,347
Intermodal	28,062	22,296	78,572	65,217

Total operating revenues	187,546	156,462	525,137	449,810

Operating expenses:
Purchased transportation	144,413	119,333	404,503	341,634
Commissions expense	10,974	10,072	31,555	28,933
Other operating expense	3,519	3,020	10,458	10,269
Selling, general, and administrative	13,116	11,877	39,062	37,761
Insurance and claims	4,155	4,715	12,481	12,845
Depreciation and amortization	2,947	2,790	8,715	8,175

Total operating expenses	179,124	151,807	506,774	439,617

Income from operations	8,422	4,655	18,363	10,193
Interest income (expense), net	4	31	48	81
Other non-operating income	233	225	1,391	5,820

Income before provision for income taxes	8,659	4,911	19,802	16,094
Provision for income taxes	3,224	1,979	7,533	6,524

Net income	$5,435	$2,932	$12,269	$9,570

Earnings per common share:
Basic	$0.35	$0.18	$0.79	$0.60
Diluted	$0.35	$0.18	$0.79	$0.60
Weighted average number of common shares outstanding:
Basic	15,574	15,925	15,607	15,962
Diluted	15,574	15,925	15,607	15,962
Dividends paid per common share:	$1.00	$—	$1.00	$—

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	October 1, 2011	December 31, 2010
Assets
Cash and cash equivalents	$1,376	$6,261
Marketable securities	15,275	15,041
Accounts receivable – net	87,385	68,833
Other current assets	13,507	11,362

Total current assets	117,543	101,497
Property and equipment – net	80,109	78,206
Other long-term assets – net	30,936	32,345

Total assets	$228,588	$212,048

Liabilities and shareholders’ equity
Total current liabilities	$63,410	$42,294
Total long-term liabilities	7,562	5,543

Total liabilities	70,972	47,837
Total shareholders’ equity	157,616	164,211

Total liabilities and shareholders’ equity	$228,588	$212,048

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Average number of tractors provided by owner-operators
Truckload	2,531	2,508	2,478	2,482
Intermodal	674	640	668	631

Total	3,205	3,148	3,146	3,113

Truckload Revenues:
Average operating revenues per loaded mile	$3.10	$2.65	$2.93	$2.52
Average operating revenues per loaded mile, excluding fuel surcharges	$2.57	$2.34	$2.43	$2.22
Average operating revenues per load	$1,137	$1,057	$1,093	$996
Average operating revenues per load, excluding fuel surcharges	$944	$933	$910	$879
Average length of haul (2)	367	399	374	395
Number of loads	97,513	89,878	291,902	279,411

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.49	$2.35	$2.38	$2.02
Average operating revenues per load (1)	$1,455	$1,389	$1,393	$1,266
Average length of haul (1)(2)	585	591	586	626
Number of loads (1)	30,236	25,391	82,529	74,661

Intermodal Revenues:
Drayage (in thousands)	$25,592	$20,407	$71,108	$59,356
Depot (in thousands)	$2,470	$1,889	$7,464	$5,861

Total (in thousands)	$28,062	$22,296	$78,572	$65,217

Average operating revenues per loaded mile	$4.29	$3.61	$4.18	$3.38
Average operating revenues per loaded mile, excluding fuel surcharges	$3.53	$3.14	$3.44	$2.96
Average operating revenues per load	$318	$288	$314	$295
Average operating revenues per load, excluding fuel surcharges	$262	$250	$258	$258
Number of loads	80,486	70,937	226,527	201,289

(1)	Excludes operating data from Universal Logistics Solutions, Inc., and D. Kratt International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.